Exhibit 99.1

Press Release	Source: Lincare Holdings Inc.

Lincare Holdings Inc. Announces Fourth Quarter and Year Ended 2008 Financial Results

Company posts earnings per share of $3.17 on revenues of $1.665 billion in 2008 and provides guidance on impact of Medicare changes effective in 2009

Monday February 9, 2009, 4:30 pm EST

CLEARWATER, Fla., Feb. 9 /PRNewswire-FirstCall/ — Lincare Holdings Inc. (Nasdaq: LNCR - News), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the fourth quarter and year ended December 31, 2008.

For the quarter ended December 31, 2008, revenues were $415.1 million, a 1% increase over revenues of $412.3 million for the fourth quarter of 2007. The Company estimates that the increase in net revenues was comprised of approximately 7% internal growth, partially offset by Medicare price reductions of approximately 6% taking effect in 2008. Net income for the quarter ended December 31, 2008, was $58.2 million compared to net income of $57.6 million for the fourth quarter of 2007. Diluted earnings per share were $0.79 for the quarter ended December 31, 2008, compared with $0.70 diluted earnings per share for the comparable prior year period.

Revenues for the year ended December 31, 2008, were $1.665 billion, a 4% increase over revenues of $1.596 billion for the comparable period in 2007. The Company estimates that the increase in net revenues was comprised of approximately 9% internal growth, partially offset by Medicare price reductions of approximately 5% taking effect in 2008. Net income for the year ended December 31, 2008, was $237.2 million compared to net income of $226.1 million for the prior year. Diluted earnings per share were $3.17 for the year ended December 31, 2008, compared with $2.58 diluted earnings per share for the comparable period last year.

Lincare added 14 new operating centers in the fourth quarter, with 11 of those locations derived from internal expansion and three locations derived from acquisition. For the year ended December 31, 2008, Lincare added 44 new operating centers, with 41 derived from internal expansion and three derived from acquisition. The total number of Lincare locations expanded to 1,063 at the end of 2008.

During the fourth quarter of 2008, Lincare completed the acquisition of a respiratory business located in Florida. Terms of the transaction were not disclosed.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in 2008. We continue to gain market share in our core respiratory business while controlling costs and reinvesting capital to sustain growth. While upcoming Medicare payment reductions will present significant challenges to our company and our industry in 2009, we remain committed to our strategy to remain the market leader in the provision of home-based respiratory therapy services and to expand our reach into markets where we believe we can add value and compete on the basis of efficiency and quality of care.”

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in 2008.” Lincare generated $439.1 million of cash from operating activities during 2008. Investments of cash during the year included $124.2 million in net capital expenditures and $22.0 million in business acquisition expenditures. The Company repurchased 1,009,250 shares of its common stock during the year for $35.2 million and common shares outstanding at December 31, 2008 were 74,393,068 shares. As of December 31, 2008, total debt outstanding was $556.9 million and cash and investments were $133.1 million. The Company has $363.0 million available under its revolving credit facility, net of outstanding letters of credit.

The Company’s revenues and earnings are expected to be impacted in fiscal year 2009 by reductions in Medicare reimbursement for certain items provided by the Company to Medicare beneficiaries. The Company is still evaluating the potential impact of these changes to its business, but estimates that revenues and operating income in 2009 will be negatively impacted by approximately $240 million to $255 million. The Medicare reimbursement changes included in this preliminary estimate include approximately $110 million attributed to scheduled nationwide reductions in Medicare payment amounts of 9.5% for the product categories, including oxygen, that were initially included in competitive bidding and additional Medicare price reductions for stationary oxygen equipment of approximately 2.5% contained in the 2009 national monthly fee schedule published by the Centers for Medicare and Medicaid Services (“CMS”) in November, 2008. The preliminary estimate also includes $130 million to $145 million in Medicare payment reductions attributed to the implementation of new federal regulations that change the reimbursement methodology for oxygen equipment from continuous monthly payment for as long as the equipment is in use by a Medicare beneficiary to a capped rental arrangement whereby payment for oxygen equipment may not extend beyond a period of continuous use of 36 months.

The new Medicare oxygen regulations are complex and represent a fundamental change in the payment approach to oxygen. CMS has published initial guidelines addressed to providers, Medicare payment contractors and beneficiaries, however, final claims filing and processing instructions are still being developed. The assumptions used by the Company to develop its preliminary estimates of the financial impact of the oxygen capped rental regulations are highly dependent upon a number of variables, including, (i) the number of Medicare oxygen customers reaching 36 months of continuous service, (ii) the number of customers receiving reimbursable oxygen contents beyond the 36-month rental period and the coverage and billing requirements established by CMS for suppliers to receive payment for such contents, (iii) the ultimate duration of therapy for customers on service beyond 36 months, (iv) the incidence of customers with equipment deemed to be beyond its useful life that may be eligible for new equipment and therefore a new rental episode, and the coverage and billing requirements established by CMS for suppliers to receive payment for a new rental period, (v) payment amounts and coverage guidelines established by CMS to reimburse suppliers for maintenance of capped oxygen equipment, and (vi) the extent to which other government and private payors attempt to adopt new oxygen payment rules similar to those now in effect by Medicare. These estimates are subject to change as more information becomes available to the Company and the Company assumes no obligation to update these estimates after the date of this release.

In 2009, the Company will adopt FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s non-convertible borrowing rate at the date of issuance when interest cost is recognized in subsequent periods. The Company will implement the FSP at the beginning of 2009 and that implementation will be reflected in all subsequent interim and annual periods. The FSP will be applied on a retrospective basis to instruments within its scope that are outstanding during any of the periods presented in the Company’s annual financial statements. As a result of the implementation, the Company will record an additional $17.2 million of non-cash interest expense that, when combined with the $15.1 million of cash interest expense recognized on the Company’s outstanding $550.0 million principal amount of 2.75% Series A and Series B convertible debentures, will reflect the interest expense that the Company would likely incur on similar debt instruments without embedded conversion options. The additional interest expense recognized is based on the Company’s estimate of the interest rates and terms of similar debt instruments without embedded conversion options. These estimates are subject to change as more information becomes available to the Company and the Company assumes no obligation to update these estimates after the date of this release.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to approximately 700,000 customers in 48 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in Lincare’s filings with the Securities and Exchange Commission.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	December 31, 2008	December 31, 2007
Net revenues	$415,092	$412,296
Costs and expenses:
Costs of goods and services	98,450	100,390
Operating expenses	101,264	92,077
Selling, general and administrative expenses	83,178	81,532
Bad debt expense	6,227	6,185
Depreciation and amortization expense	28,909	32,586
Operating income	97,064	99,526
Interest expense, net	3,385	8,535
Income before income taxes	93,679	90,991
Income taxes	35,513	33,403
Net income	$58,166	$57,588
Basic earnings per common share	$0.79	$0.73
Diluted earnings per common share	$0.79	$0.70
Weighted average number of common shares outstanding	73,464,442	78,500,270
Weighted average number of common shares and common share equivalents outstanding	73,533,442	84,293,285

	For the twelve months ended
	December 31, 2008	December 31, 2007
Net revenues	$1,664,580	$1,595,990
Costs and expenses:
Costs of goods and services	400,812	389,884
Operating expenses	395,706	365,016
Selling, general and administrative expenses	326,886	317,722
Bad debt expense	24,969	23,940
Depreciation and amortization expense	117,527	116,280
Operating income	398,680	383,148
Interest expense, net	17,412	22,480
Income before income taxes	381,268	360,668
Income taxes	144,063	134,591
Net income	$237,205	$226,077
Basic earnings per common share	$3.25	$2.71
Diluted earnings per common share	$3.17	$2.58
Weighted average number of common shares outstanding	73,044,008	83,386,979
Weighted average number of common shares and common share equivalents outstanding	75,616,366	89,687,968

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	December 31, 2008	December 31, 2007
Cash and Investments	$133,051	$149,957
Accounts Receivable, Net	176,797	198,918
Current Assets	287,122	366,211
Total Assets	1,940,540	1,928,364
Current Liabilities	167,742	438,474
Total Debt	556,915	838,207
Stockholders’ Equity	969,518	733,788